Exhibit 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

CORNERSTONE MANAGEMENT INC.

Subsidiaries	Jurisdiction of Incorporation
CSC Management Ltd. (Hong Kong)	Hong Kong
Guangzhou Cornerstone Corporate Consulting Co., Ltd*. (广州基岩企业咨询有限公司)	PRC
Cornerstone Capital	Cayman Islands

Consolidated Variable Interest Entity (“VIE”)	Jurisdiction of Incorporation
Guangzhou Cornerstone Capital Management Co., Ltd.* (广州基岩资产管理有限公司)	PRC

Subsidiary of Consolidated VIE	Jurisdiction of Incorporation
Guangzhou Cornerstone Investment Management Co., Ltd.* (广州基岩投资管理有限公司)	PRC

*	The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.